Exhibit 4.5

                                 LOAN AGREEMENT
                                      AMONG
                             HELLER FINANCIAL, INC.,
                                       AND
                         PRIDE PETROLEUM SERVICES, INC.,
                  PRIDE PETROLEUM SERVICES OF CALIFORNIA, INC.
                                       AND
            PRIDE PETROLEUM SERVICES OF LOUISIANA, INC. AS BORROWERS
                           DATED AS OF APRIL 30, 1996



                                TABLE OF CONTENTS



ARTICLE I .................................................................    4

The Loan ..................................................................    5
         Section 1.01 AMOUNT ..............................................    5
         Section 1.02 MANNER OF DRAWDOWN ..................................    5
         Section 1.03 REPAYMENT ...........................................    5
         Section 1.04 INTEREST ............................................    5
         Section 1.05 PAYMENTS ............................................    7
         Section 1.06 PREPAYMENT ..........................................    8
         Section 1.07 SECURITY ............................................    9
         Section 1.08 CLOSING FEE .........................................    9

ARTICLE II ................................................................   10

Conditions Precedent ......................................................   10
         Section 2.01 CONDITIONS PRECEDENT ................................   10
         Section 2.02 WAIVER OF CONDITIONS PRECEDENT ......................   11

ARTICLE III ...............................................................   11

Representations, Warranties and Covenants .................................   11
         Section 3.01 REPRESENTATIONS OF THE BORROWERS ....................   11
         Section 3.02 COVENANTS OF THE BORROWERS ..........................   14

ARTICLE IV ................................................................   20

Events of Default .........................................................   20

ARTICLE V .................................................................   22

Miscellaneous .............................................................   22
         Section 5.01 NOTICES .............................................   22
         Section 5.02 AGENT FOR BORROWERS .................................   23
         Section 5.03 NO WAIVER ...........................................   23
         Section 5.04 APPLICABLE LAW AND JURISDICTION .....................   23
         Section 5.05 SEVERABILITY ........................................   24
         Section 5.06 AMENDMENT ...........................................   24
         Section 5.07 ASSIGNMENT AND PARTICIPATION ........................   24
         Section 5.08 COSTS, EXPENSES AND TAXES ...........................   24
         Section 5.09 COUNTERPARTS ........................................   25

                                       (i)

Section 5.10 SECTION HEADINGS .............................................   25
Section 5.11 MERGER .......................................................   25

Exhibit A....................................................................A-1

Exhibit B....................................................................A-4

SCHEDULE 1 - LIST OF EQUIPMENT..............................................B-14

Exhibit C....................................................................C-1


                                      (ii)

         THIS LOAN AGREEMENT dated as of April 30, 1996 among PRIDE PETROLEUM SERVICES, INC., a Louisiana corporation ("PPSI"), PRIDE PETROLEUM SERVICES OF CALIFORNIA, INC., a Texas corporation ("PPS California") and PRIDE PETROLEUM SERVICES OF LOUISIANA, INC., a Texas corporation ("PPS Louisiana"; individually a "Borrower" and collectively the "Borrowers"), and HELLER FINANCIAL, INC., a Delaware corporation (along with its successors and assigns, the "Lender"). Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed thereto in the Definitions Section of this Agreement.

                                R E C I T A L S:

         1. The Borrowers are the owners of the equipment listed in Schedule 1 attached hereto (the "Equipment").

         2. The Borrowers have requested a loan from the Lender in the principal amount of up to Ten Million United States Dollars (USD 10,000,000) (as more specifically described in Section 1.01 hereof, the "Loan") in order to partially fund the acquisition by PPSI of Quitral-Co. S.A.I.C., all upon the terms and conditions contained herein and in the Note.

         3. The Loan shall be evidenced by the secured promissory note made by the Borrowers to the Lender (the "Note") substantially in the form of Exhibit A annexed hereto and made a part hereof.

         4. In order to secure its obligations hereunder and under the Note, the Borrowers have agreed to grant to the Lender a first priority security interest in all of their right, title and interest in the Equipment and any additional equipment purchased with the proceeds of the Loan.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   DEFINITIONS

         The following terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined.

         "Agreement", "this Agreement", "herein", "hereunder" or other like words mean this Loan Agreement as originally executed or as modified, amended or supplemented from time to time pursuant to the provisions hereof.

         "Base Rate" means with respect to any Interest Period, a variable rate of interest per annum equal to the highest of the "prime rate", "reference rate", "base rate," "corporate base rate" or other similar rate announced from time to time by The First National Bank of Chicago (or any successor thereof) ("FNBC"). If no rate is announced by FNBC, the Base Rate shall mean a variable rate of interest equal to the rate of interest from time to time published by the Board of Governors of the

Federal Reserve System as the Bank Prime Loan rate in Federal Reserve statistical release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent. The Base Rate shall be determined by the Lender effective immediately upon any changes in the Base Rate. The Base Rate is not intended to be the lowest rate of interest charged by FNBC in connection with extensions of credit to any debtor or the lowest rate announced by the Federal Reserve.

         "Business Day" means a day other than a Saturday or a Sunday or a day on which commercial banks are authorized to be closed in the State of New York or the State of Texas.

         "Cash Flow Coverage Ratio" means as of the date of its determination
(i) the sum of PPSI's consolidated net income, plus depreciation and amortization, less dividends paid and extraordinary items of income and loss (as determined in accordance with generally accepted United States accounting principles) divided by (ii) the sum of the current portion of long-term debt and capitalized lease obligations as of the last day of the fiscal quarter ending on such date. At the time the first instance in which the Cash Flow Coverage Ratio is measured the determination of (i) above shall only be with reference to the six-month period commencing April 1, 1996 and ending September 30, 1996 on an annualized basis. Further, at the time the second instance in which the Cash Flow Coverage Ratio is measured, the determination of (i) above shall only be with reference to the nine-month period commencing April 1, 1996 and ending December 31, 1996 on an annualized basis. Thereafter, the Cash Flow Coverage Ratio shall be with reference to the preceding four fiscal quarters.

         "Closing Date" has the meaning set forth in Section 1.02(b) of this Agreement.

         "Collateral Value" has the meaning set forth in Section 1.06(a)(ii).

         "Commitment" means a maximum of USD 10,000,000.

         "Dollars" or "USD" means lawful currency of the United States of America.

         "Event of Default" has the meaning set forth in Article IV of this Agreement.

         "Excluded Income Taxes" has the meaning set forth in Section 1.05(a) of this Agreement.

         "Fair Market Value" has the meaning set forth in Section 1.06(a)(iii) of this Agreement.

         "Fixed Rate" means the Treasury Rate plus 2.75%.

         "Floating Rate" means the Base Rate plus .50% as adjusted monthly.

         "Governmental Agencies" means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over the Borrowers or their properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

         "Hazardous Substances" means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, ET SEQ. (hereinafter called "CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, ET SEQ. (hereinafter called "RCRA"); the Toxic Substances Control Act, as amended, 15 U.S.C. Sec. 2601, ET SEQ. (hereinafter called "TSCA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, ET SEQ. (hereinafter called "HMTA"); the Oil Pollution Act of 1990, Pub.L. No. 101-380, 104 Stat. 484 (1990) (hereinafter called "OPA"); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted.

         "Interest Period" means each respective and successive monthly period commencing on the Closing Date or the Payment Date in respect of the immediately preceding Interest Period as the case may be, provided, however, that no Interest Period shall commence on, or extend past, the Maturity Date.

         "Interest Rate" has the meaning set forth in Section 1.04(b) of this Agreement.

         "Limited Recourse Debt" means (a) the MNS Venezuela Lake Maracaibo Barge Financings or (b) any liability of any Borrower incurred as a guarantor or otherwise which such the Lender has reviewed and classified as Limited Recourse Debt. The Lender agrees that it will promptly review any proposed financing submitted by the Borrowers for purposes of classifying such proposed financing as Limited Recourse Debt.

         "Loan" has the meaning set forth in Section 1.01 of this Agreement.

         "Loan Documents" means the Note, this Loan Agreement and the Security Agreement and any other documents required by them.

         "Material Adverse Effect" means to affect in a material manner the financial condition, operations or business of the Borrowers, taken as a whole.

         "Maturity Date" means April 30, 2001.

         "MNS Venezuelan Lake Maracaibo Barge Financings" shall mean the financings by Perforaciones Western, C.A., a wholly-owned subsidiary of PPSI, of the drill barges PRIDE I and

PRIDE II, evidenced by the contracts dated November 30, 1994 and December 27, 1994, respectively.

         "Note" has the meaning set forth in paragraph 3 of the Recitals of this Agreement.

         "Notice of Drawing" means the notice of drawing given by the Borrowers pursuant to Section 1.02 substantially in the form of Exhibit C attached hereto.

         "Payment Date" means the last day of each month.

         "Responsible Officer" means, as to a Borrower, the chief executive officer, chief financial officer or any other officer having principal responsibility for the financial affairs of such company.

         "Security Agreement" means the agreement between the Lender and the Borrowers creating a security interest in favor of the Lender in the Equipment substantially in the form of Exhibit B hereto.

         "Tangible Net Worth" means, at a particular date, the sum of PPSI's consolidated shareholders' equity, as defined by generally accepted United States accounting principles plus convertible subordinated debt subordinated to the Loan less the amount of intangible assets and any obligations due from employees, shareholders or affiliates.

         "Taxes" has the meaning set forth in Section 1.05(a) of this Agreement.

         "Total Liabilities" means (a) indebtedness of the Borrowers which would in accordance with generally accepted United States accounting principles be classified as current and long term liabilities of a corporation conducting a business the same as or similar to the Borrowers; provided however, that all deferred charges shall be taken into account, and (b) without duplication, guarantees of liabilities of non-consolidated entities of the type referred to in clause (a) of this definition; but Limited Recourse Debt and convertible subordinated debt which is subordinated to the Loan shall be excluded.

         "Total Loss" has the meaning set forth in Section 1.06(a) of this Agreement.

         "Treasury Rate" means the rate per annum for a U.S. Treasury security with a term at least equal to the term of the Loan, measured from the Closing Date to the Maturity Date. The Treasury Rate will be determined at the close of business one Business Day after the date notice of conversion of the Loan to the Fixed Rate is given and shall be based on the yields to maturity for U.S. Treasury securities reported on page 5 ("U.S. Treasury and Money Markets") of the information ordinarily provided by Telerate Systems Incorporated.

                                    ARTICLE I
                                    The Loan

         Section 1.01 AMOUNT. Subject to the terms and conditions of Section
2.01 of this Agreement, the Lender agrees to the loan to the Borrowers the principal amount of USD 10,000,000 (the "Loan"). Each of the Borrowers shall be jointly and severally liable for repayment of the Loan, all interest thereon and all costs, fees and expenses due and payable under this Agreement and the Note.

         Section 1.02 MANNER OF DRAWDOWN.

         (a) The Lender will make the Loan available to the Borrowers on the Closing Date.

         (b) The Borrowers shall make a request for the Loan by sending to the Lender a written Notice of Drawing not later than 11:00 a.m., Chicago Time, one
(1) Business Day prior to the date the Loan is requested setting forth the date the Loan is requested, the amount of the requested Loan, and the bank account or accounts to which the Loan is to be remitted. The Notice of Drawing shall be received by the Lender no later than one (1) Business Day immediately preceding the Closing Date. The Notice of Drawing shall be irrevocable. As used in this Agreement, the term "Closing Date" shall mean any Business Day occurring on or prior to June 30, 1996, which shall be the day on which the Loan is to be made as designated by the Borrowers in their Notice of Drawing.

         Section 1.03 REPAYMENT.

         (a) The Borrowers shall repay the principal amount of the Note in sixty
(60) consecutive equal monthly installments of USD 166,666.66 each, each such installment to be paid by the Borrowers to the Lender on a Payment Date commencing May 31, 1996 and ending on the Maturity Date, PROVIDED, HOWEVER, that the final installment shall be sufficient to pay all accrued and unpaid interest, unpaid principal and unpaid premium, outstanding under this Agreement and the Note.

         (b) The Loan shall be evidenced by and repayable in accordance with the terms hereof and of the Note.

         Section 1.04 INTEREST.

         (a) The Borrowers shall pay interest, in arrears, on the unpaid principal amount of the Loan from the Closing Date until the principal amount of the Loan is paid in full on each Payment Date at a rate of interest per annum (computed on the basis of a 365-day year and actual days elapsed) at the Floating Rate or the Fixed Rate, as provided below, PROVIDED, HOWEVER, that all interest accrued on the Loan and unpaid on the Maturity Date shall be paid on the Maturity Date.

         (b) The Borrowers may elect to pay interest on the Loan at either the Floating Rate or the Fixed Rate on the following terms:

                  (i) If no election is received by the Lender, the Borrowers shall pay interest on the Loan at the Floating Rate.

                  (ii) The Fixed Rate shall be fixed as of the first Business Day following receipt of written notice by the Lender of the Borrowers' election, and shall be effective as of the first Payment Date following the expiration of thirty (30) days after such receipt of written notice.

                  (iii) Any election by the Borrowers to pay interest at the Fixed Rate shall be irrevocable and shall be effective for the remaining term of the Loan.

                  (iv) The Fixed Rate shall be evidenced by letter agreement sent by the Lender to the Borrowers within three (3) Business Days after the Borrowers' notice to the Lender of their election to pay interest at the Fixed Rate.

         (c) Any amount of principal or any other amount due hereunder which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) above the Fixed Rate or the Floating Rate, whichever is then in effect.

         (d) In no event shall any interest rate provided for in this Agreement or the Note exceed the maximum rate permitted by the then applicable law. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Agreement, in the Note, or in the other Loan Documents, in no event shall this Agreement, the Note, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Agreement, the Note or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (i) the provisions of this Section 1.04(d) shall govern and control,
(ii) none of the Borrowers nor any other person or entity now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to the Borrowers, at the option of the Lender, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Note and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Borrowers or otherwise by the Lender in connection with such indebtedness; PROVIDED, HOWEVER, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lender to receive a greater simple interest per annum rate than is presently allowed, the Borrowers agree that, on the effective date of such amendment or preemption as the case may be, the lawful maximum hereunder shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

         Section 1.05 PAYMENTS.

         (a) The payment obligations of the Borrowers under the Note and all other amounts payable under this Agreement to the Lender shall be paid to the Lender at the address set forth for the Lender in Section 5.01 of this Agreement or at such other place as the Lender may designate (not less than one (1) Business Day prior to the due date therefor), not later than the close of business on the due date thereof, in lawful money of the United States. All payments shall be made (i) without set-off, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature ("Taxes"), unless the Borrowers are required by law or regulation to make payment subject to any Taxes. In the event that the Borrowers are required by law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Agreement, then: (x) the Borrowers shall notify the Lender promptly as soon as they become aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (y) such payment shall be increased by such amount as may be necessary to ensure that the Lender receives a net amount, free and clear of all Taxes, equal to the full amount which the Lender would have received had such payment not been subject to such Taxes (other than Excluded Income Taxes as such term is defined below). Notwithstanding the foregoing, the Borrowers shall not be liable for, or required to pay, any Taxes which are overall income or franchise taxes imposed at any time on Lender in the United States of America or any state or local government or taxing authority in any state in which the Lender conducts business ("Excluded Income Taxes"). Each such payment or reimbursement by the Borrowers shall be net of any credit or the value of any deduction received by the Lender thereon to the extent that the same can be determined by the Lender (as certified by the Lender to the Borrowers, such certificate to be conclusive absent manifest error). The Borrowers shall indemnify the Lender against any liability of the Lender in respect of such Taxes and shall supply copies of applicable tax receipts.

         (b) If any payment to be made by the Borrowers shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

         (c) Each payment to be made on a Payment Date and all prepayments and other payments shall be applied first to the payment of accrued and unpaid interest on the Note, then to the payment of all other amounts due under this Agreement and the other Loan Documents, and the balance shall be applied to the payment of principal due under the Note.

         (d) The Borrowers shall indemnify the Lender on demand against all costs, expenses, liabilities and losses (including funding losses but excluding loss of profit) sustained or incurred by the Lender as a result of or in connection with: (a) the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default); and/or (b) any judgment or order which relates to any sum due hereunder being expressed in a currency other than the currency expressed to be due hereunder and as a result of a variation in rates of exchange between the rate at which such amount is converted into such other currency for the purposes of such judgment or order and the rate prevailing on the date of actual payment of such amount pursuant thereto; and/or (c) any postponement of the Closing Date after the Notice of Drawing is received by the Lender occurring because of one or more of the conditions precedent set forth in Article II shall not have been satisfied or waived; and/or (d) any payment of principal of or interest on the Note made on a date which is not a Payment Date. The above indemnities are separate and independent obligations of the Borrowers and apply irrespective of any indulgence granted by the Lender.

         Section 1.06 PREPAYMENT.

         (a)      MANDATORY PREPAYMENT.

                  (i) TOTAL LOSS. If, on or after the date hereof, an item or items of Equipment, having an aggregate Fair Market Value of USD 300,000 or more, shall be lost or materially damaged, on the earlier of
         (x) three (3) Business Days after the insurance proceeds are received for such loss or damage or (y) seventy five (75) days after the date of occurrence of the loss or damage, unless the Borrowers shall have replaced the lost or damaged Equipment with Equipment of equal or greater Fair Market Value during such period, the Lender may, by written notice, require the Borrowers to (A) prepay the outstanding principal balance under the Note in an amount equal to the outstanding principal amount of the Loan on the date of prepayment (without counting any amount being prepaid on such date), multiplied by a fraction, the numerator of which is Fair Market Value of the lost or damaged item of Equipment as most recently determined under Section 1.06(a)(iii) and the denominator of which is the Collateral Value most recently determined under Section 1.06(a)(ii) (including the lost or damaged item of Equipment), and (B) pay accrued interest thereon to the date of such prepayment together with any other amount due hereunder or under any Loan Document. The Lender shall apply payments received pursuant to this Section 1.06(a)(i) in accordance with Section 1.05(c) hereof, except that all prepayments shall be applied to remaining installments of the Loan in inverse order of maturity. No prepayment premium shall be payable with respect to any Mandatory Prepayments made by the Borrowers pursuant to this Section 1.06(a)(i).

                  (ii) COLLATERAL VALUE. On or before the Closing Date, the Lender shall arrange to have the Fair Market Value of the Equipment determined at the Borrowers' expense by an independent asset appraisal firm selected by the Lender. The aggregate of the most recent valuations of the Equipment wholly owned by the Borrowers is hereinafter referred to as the "Collateral Value".

                  (iii) FAIR MARKET VALUE. The "Fair Market Value" of any item of Equipment shall be the value determined by the independent asset appraisal firm chosen by the Lender in accordance with clause (ii) above on the basis of an arm's-length purchase by a willing buyer from a willing seller and without consideration of any drilling contract, or other rig employment contract. The asset appraisal firm's valuation shall be made without physical inspection, unless otherwise required by the Lender.

         (b) VOLUNTARY PREPAYMENT WHEN FLOATING RATE IS IN EFFECT. When the Floating Rate is in effect, the Borrowers may prepay in full or in part in amounts of not less than USD 500,000, their indebtedness under the Note on any Payment Date following the twenty-fourth (24th) Payment Date by giving the Lender irrevocable written notice at least thirty (30) Business Days prior to such prepayment. Prepayments under this Section 1.06(b) prior to and including the third anniversary of the Closing Date shall include a premium in an amount equal to one percent (1%) of the aggregate principal amount prepaid.

         (c) VOLUNTARY PREPAYMENT WHEN FIXED RATE IS IN EFFECT. When the Fixed Rate is in effect, the Borrowers may prepay in full or in part in amounts of not less than USD 500,000 amounts outstanding under the Loan on any Payment Date following the thirtieth (30th) Payment Date by giving the Lender irrevocable written notice thirty (30) Business Days prior to such prepayment. Prepayments under this Section 1.06(c) shall include a premium in an amount equal to three percent (3%) of the aggregate amount prepaid on the thirty-first (31st) Payment Date and declining on a straight line basis for the remainder of the term of the Loan.

         (d) APPLICATION OF PREPAYMENTS. The Lender shall apply payments received pursuant to Section 1.06(b) and Section 1.06(c) in accordance with
Section 1.05(c) hereof, except that all prepayments shall be applied to remaining installments of the Loan in inverse order of maturity.

         Section 1.07 SECURITY. All amounts due hereunder and under the Note shall be secured by the Security Agreement substantially in the form of Exhibit B attached hereto.

         Section 1.08 CLOSING FEE. The Borrowers shall pay to the Lender on or before the Closing Date, for distribution to the Lender, a closing fee equal to USD 50,000; provided, however that any amounts remaining of Borrowers' due diligence deposit on the Closing Date shall be applied to the closing fee.




                                   ARTICLE II
                              Conditions Precedent

         Section 2.01 CONDITIONS PRECEDENT. The Lender's execution and delivery of this Agreement and the making of the Loan is subject to the following conditions having been satisfied in the opinion of the Lender on or prior to the Closing Date:

         (a) Each of this Agreement and the other Loan Documents shall have been duly authorized and executed with original counterparts thereof delivered to the Lender.

         (b) The Borrowers shall have delivered to the Lender evidence of good standing, certificates of incumbency and duly certified resolutions of its Board of Directors and all such other corporate documentation authorizing it to enter into the transactions contemplated by this Agreement and the other Loan Documents.

         (c) The Lender shall have received opinions from counsel to the Borrowers and an opinion of their special counsel, Gardere Wynne Sewell & Riggs, L.L.P., each in form and substance satisfactory to the Lender.

         (d) The representations and warranties contained in Article III of this Agreement and in each other Loan Document shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and no Event of Default specified in Article IV hereof and no event which, with the lapse of time or the notice and lapse of time specified in Article IV hereof, would become such an Event of Default, shall have occurred and be continuing or shall have occurred at the completion of the making of the Loan, and the Lender shall have received satisfactory certificates signed by a Responsible Officer of each of the Borrowers, as to this condition.

         (e) There shall have been no material adverse change in the business, financial condition or operations of the Borrowers since December 31, 1995.

         (f) The Lender shall have received a certificate of each Borrower signed by an officer in charge of environmental affairs and safety as, to his knowledge, to compliance by such Borrower with all material environmental, safety and public health laws and regulations applicable to the Borrowers, without limitation of the foregoing, all other material laws and regulations affecting or relating to the Equipment, the non-compliance with which would have a material adverse effect on the business, properties or condition (financial or otherwise) of such Borrower.

         (g) The Borrowers shall have provided evidence of insurance maintained by the Borrowers and approved by the Lender on the Equipment as required by
Article 5 of the Security Agreement.

         (h) The Security Agreement shall have been duly executed and delivered and shall create a first priority lien on the Equipment under the laws of the State of Illinois.

         (i) Financing statements or other documents necessary to perfect the Lender's security interests under the Security Agreement in the jurisdictions of incorporation of the Borrowers or any other relevant jurisdiction shall have been filed and/or due provision for such filings shall have been made.

         (j) The Lender shall have received a report appraising the Fair Market Value of the Equipment at no less than USD 16,758,300 and prepared by M.E.L. Valuations, Inc. in form and substance satisfactory to the Lender.

         (k) The Equipment shall not have sustained any material damage to its condition since the date of the inspection and survey reports therefor delivered to the Lender pursuant to Section 2.01(l), or materially decreased in value from the value attributed thereto as set forth in the appraisal report therefor delivered to the Lender pursuant to Section 2.01(l).

         (l) The Lender shall have received such other documents and instruments it may reasonably request, in each case in form and substance reasonably satisfactory to it.

         Section 2.02 WAIVER OF CONDITIONS PRECEDENT. All of the conditions precedent contained in this Article II are for the sole benefit of the Lender and the Lender may waive any or all of them in its absolute discretion.

                                   ARTICLE III
                    Representations, Warranties and Covenants

         Section 3.01 REPRESENTATIONS OF THE BORROWERS. Each Borrower represents and warrants that:

         (a) It is a corporation, duly organized and validly existing in good standing under the laws of the state of its incorporation and has the requisite power and authority (i) to carry on its business as presently conducted, (ii) to enter into and perform its obligations under each Loan Document, (iii) to borrow moneys, and (iv) to grant a security interest on the Equipment and give the security provided in the Loan Documents.

         (b) The execution, delivery and performance by each of the Borrowers of each Loan Document, and any other instrument or agreement provided for by this Agreement, have been duly authorized by all necessary corporate action, do not require stockholder approval other than such as has been duly obtained or given, do not or will not contravene any of the terms of its articles of incorporation or by-laws, and will not violate any provision of law or of any order of any court or governmental agency or constitute (with or without notice or lapse of time or both) a default under, or result (except as contemplated by this Agreement) in the creation of any security interest, lien, charge or encumbrance upon any of its properties or assets pursuant to, any agreement, indenture or other material instrument to which it is a party or by which it may be bound; this Agreement and each Loan Document to which it is a party has been duly executed and delivered by each of the Borrowers and constitutes its legal, valid and binding agreement or instrument, enforceable in accordance with the respective terms thereof subject to laws affecting creditors' rights generally and applicable equitable principles.

         (c) There are no suits or proceedings pending or to its knowledge threatened against or affecting such Borrower which could reasonably be expected to have a Material Adverse Effect.

         (d) The principal place of business of the Borrowers and the place where all records relating to the transactions contemplated hereby, including records relating to the Equipment are kept is 1500 City West Blvd., Suite 400, Houston, Texas 77042.

         (e) Other than such as have been obtained, no license, consent, approval of or filing or registration with any Governmental Agency or other regulatory authority is required for the execution, delivery and performance of this Agreement or any Loan Document or any instrument contemplated herein or therein.

         (f) Each Borrower is the holder of all certificates and authorizations of governmental authorities required by law to enable each to engage in the business transacted by it of which the failure to hold would have a Material Adverse Effect.

         (g) No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. The Borrowers are not engaged in the business of extending credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System. If requested by the Lender, the Borrowers will furnish to the Lender in connection with the Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U. The Borrowers are not an "investment company" or a company "controlled" by an "investment company" (as each of such terms is defined or used in the Investment Company Act of 1940, as amended). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

         (h) The Equipment is and will be on the Closing Date: (i) owned by the Borrowers, free and clear of all liens, charges and rights of others except as provided in the Security Agreement and liens being released on the Closing Date and (ii) in good condition, working order and repair.

         (i) Such Borrower has filed or caused to be filed all tax returns required by any applicable jurisdiction which are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due and except as to such taxes being contested in good faith by appropriate proceedings for which adequate reserves are being maintained. The Borrowers have established reserves to the extent believed by them to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

         (j) Other than as disclosed to the Lender in writing, the Borrowers have no other subsidiaries.

         (k) (i) Each Borrower has duly complied with, and the Equipment and its other properties and operations are in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies which failure to comply could reasonably be expected to cause a Material Adverse Effect unless such compliance would violate the laws or regulations of the jurisdiction in which the Equipment is located.

                  (ii) As of the date of this Agreement, the Borrowers have received no notice from any Governmental Agency, and have no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the Equipment or other properties owned or operated by the Borrowers which violation could reasonably be expected to cause a Material Adverse Effect.

                  (iii) The Borrowers have been issued all required permits, licenses, certificates and approvals of all Governmental Agencies relating to (a) air emissions, (b) discharges to surface water or ground water, (c) noise emissions, (d) solid or liquid waste disposal,
         (e) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (f) other environmental, health or safety matters which are material and necessary for the ownership or operation of the Equipment or other properties owned or operated by the Borrowers, the failure of which could reasonably be expected to cause a Material Adverse Effect, and such permits, licenses, certificates and approvals are in full force and effect on the date of this Agreement.

                  (iv) Except as disclosed to the Lender in writing, to the best of the Borrowers' knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on the Equipment or other properties and operations owned or operated by the Borrowers required to be reported to any Governmental Agency which event could reasonably be expected to cause a Material Adverse Effect.

                  (v) Except as disclosed to the Lender in writing, there has been no material complaint, compliance order, notice of citation or other similar notice from any applicable environmental agency which concerns the operations of the Equipment or other properties owned or operated by such Borrower.

         (l) All representations and warranties made by the Borrowers herein or pursuant to any Loan Document or made in any certificate or written statement delivered pursuant hereto or thereto (i) do not contain any untrue statement of or omit to state a material fact necessary to make the statements contained herein or therein not misleading and (ii) shall survive the making of the Loan hereunder and the execution and delivery to the Lender of the Note and any other Loan Document.

         Section 3.02 COVENANTS OF THE BORROWERS. After the date of execution of this Agreement and until payment in full of the Note and performance by the Borrowers of their obligations under this Agreement and the other Loan Documents, the Borrowers agree that they will:

         (a) promptly inform the Lender of any event which constitutes or will constitute, by giving of notice or lapse of time, or both, an Event of Default or adversely affect their ability to fully perform their obligations under this Agreement and the Loan Documents;

         (b) pay and discharge, or cause to be paid and discharged, any taxes, assessments and governmental charges or levies that may be imposed upon any Borrower or upon its income or profits or upon any of its properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a lien or charge upon its properties; PROVIDED, HOWEVER, that this provision shall not be deemed to require payment of any taxes, assessments, governmental charges, levies or claims while such Borrower contests the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto;

         (c) preserve and maintain, or cause to be preserved or maintained, (i) their existence in good standing in the jurisdiction where each is incorporated and in all jurisdictions where they conduct business, and (ii) all their rights, privileges and franchises thereunder;

         (d) file or cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code of any State or any other statute of any other jurisdiction, and in such manner and form as the Lender may require or as may be reasonably necessary or appropriate under applicable law, any financing statement or statements or other instruments that may be reasonably necessary or desirable or that the Lender may request in order to create, perfect, preserve, continue, validate or satisfy the Lender's liens on and security interests and rights in collateral arising out of or related to this Agreement and any Loan Document;

         (e) promptly notify the Lender of any change in the name or assumed name of a Borrower, location of its registered place of business or the office where its records are kept or any principal place of business, stated in Section 3.01(d) hereof;

         (f) promptly obtain and upon the reasonable request, deliver to the Lender all material authorizations, approvals, consents and licenses and renewals thereof required under any applicable law or regulation with respect to this Agreement, the Loan Documents, and the Equipment and they shall comply with the terms of the same;

         (g) promptly notify the Lender of any suit or proceedings brought against the Borrowers or, to the knowledge of the Borrowers, threatened against or affecting them which, if adversely determined, would have a material adverse effect upon the financial condition, operations or business of the Borrowers taken as a whole;

         (h) upon the request of the Lender, give the Lender or any representative of the Lender access during normal business hours to, and permit the Lender or such representative to inspect, all properties belonging to the Borrowers and permit such representative to examine, copy and make extracts from such books, records and documents in the possession of the Borrowers, relating to the affairs of the Borrowers, as such representative may reasonably request. If requested by the

Borrowers, the Lender will enter into the Lender's standard confidentiality agreement respecting the affairs of the Borrowers;

         (i) comply with and use its best efforts to cause its agents, contractors and subcontractors (while such persons are acting within the scope of their contractual relationship with the Borrowers) to so comply with all material, applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies of which the failure to comply could reasonably be expected to cause a Material Adverse Effect; and with the terms and conditions of all material applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Equipment or other properties owned or operated by the Borrowers unless such compliance would violate the laws or regulations of the jurisdictions in which the Borrowers' properties are operating of which the failure to comply could reasonably be expected to cause a Material Adverse Effect.

                  (i) The Borrowers will use their best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the Equipment or other properties owned or operated by the Borrowers.

                  (ii) The Borrowers shall notify the Lender, in writing, within five (5) Business Days after any of the following events occurring after the date of this Agreement:

                           (A) Any written notification made by the Borrowers to
                  any federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the Equipment or other properties and operations owned or operated by the Borrowers which could reasonably be expected to cause a Material Adverse Effect;

                           (B) Knowledge by a Responsible Officer of the
                  Borrowers of receipt of service by the Borrowers of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any court, federal, state or local environmental agency, alleging (i) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the Equipment or other properties owned or operated by the Borrowers which could reasonably be expected to cause a Material Adverse Effect or (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the Equipment or other properties and operations owned or operated by the Borrowers which could reasonably be expected to cause a Material Adverse Effect.

         (C) It is understood by the parties hereto that the aforementioned notices are solely for the Lender's information, may not otherwise be required by any federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Lender.

         (D) The term "environmental agency" as used herein shall include, but not be limited to, the United States Environmental Protection Agency, the Texas Railroad Commission, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, ET SEQ.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

                  (iii) The Borrowers hereby agree to indemnify and hold the Lender harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against the Lender with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from any item of Equipment or other properties owned or operated by the Borrowers of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrowers subject to the following:

                           (A) It is the parties' understanding that the Lender
                  does not now, has never and does not intend in the future to exercise any operational control or maintenance over the Equipment or any other properties and operations owned or operated by the Borrowers, nor has it in the past, presently, or intend in the future to, maintain an ownership interest in the Equipment or any other properties owned or operated by the Borrowers except as may arise upon enforcement of the Lender's rights under the Security Agreement.

                           (B) Should, however, the Lender hereafter exercise
                  any ownership interest in or operational control over the Equipment or any other properties owned or operated by the Borrowers, e.g., including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Lender subsequent to exercising such interest or operational control, to the extent such action or inaction by the Lender is found by a court or Governmental Agency with competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the Equipment or other properties owned or operated by the Borrowers of any Hazardous Substance.

                           (C) The indemnity and hold harmless contained in this
                  Section 3.02(i) shall not extend to the Lender in its capacity as an equity investor in the Borrowers or as an owner of any property or interest as to which the Borrowers are also owners but only to its capacity as a lender, a holder of security interests, or a beneficiary of security interests.

         (j) not, without the prior written consent of the Lender, (i) sell, transfer, lend, lease or otherwise dispose of the Equipment, the whole or, in the opinion of the Lender, any substantial part of its business, property or other assets, whether by a single transaction or by a series of transactions, (related or not) except that (A) Borrowers may sell Equipment having a Fair Market Value of up to USD 300,000 in any year, and (B) Borrowers may sell Equipment having an aggregate Fair Market Value in excess of USD 300,000 in any year if Lender consents thereto in writing and, if required by the Lender in its sole discretion, such Equipment is promptly replaced with Equipment of equal or greater Fair Market Value; provided, however, that Lender may require that Borrowers obtain an appraisal of Equipment replaced pursuant to (B) above from the appraiser described in Section 1.06(a)(ii), in form and substance satisfactory to Lender, the costs of which appraisal shall be borne by the Borrowers, or (ii) commit the Equipment to a contract for a period longer than twelve months (including any committed extensions or renewals) if the effect of such contract is to transfer control and operation of such Equipment.

         (k) not, other than pursuant to or permitted by the Loan Documents create, assume or permit to exist any encumbrance upon the Equipment, or any of its property or assets described in the Security Agreement (whether now owned or hereafter acquired);

         (l) not, without the prior written consent of the Lender (which consent shall not be unreasonably withheld) liquidate or dissolve or consolidate or amalgamate with, or merge into, any other entity, except that the Borrowers may be involved in a merger in which the surviving entity is PPSI;

         (m) forthwith upon demand by the Lender and at the Borrowers' sole cost and expense, execute and provide all such assurances and do all acts and things as the Lender or any receiver in its absolute discretion may reasonably require for: (i) perfecting or protecting the security created (or intended to be created) by any of the Loan Documents, including, without limitation, granting in favor of the Lender a security interest covering the security created (or intended to be created) by any of the Loan Documents with respect to any obligations of the Borrowers hereafter owing to the Lender under this Agreement or the Note; or (ii) preserving or protecting any of the rights of the Lender or the Lender under any of the Loan Documents; or (iii) facilitating the appropriation or realization of any of the collateral assigned or granted to the Lender under any of the Loan Documents and enforcing the security constituted by any of the Loan Documents on or at any time after the same shall have become enforceable; or (iv) the exercise of any power, authority or discretion vested in the Lender under any of the Loan Documents;

         (n) deliver to the Lender such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the Loan Documents, as may be reasonably requested by the Lender;

         (o) upon the request of the Lender, give the Lender or any representative of the Lender at any reasonable time, access to the Equipment and permit the Lender or such representative to inspect the Equipment and any part thereof, as the Lender or such representative may reasonably request;

         (p) obtain an agreement in form and substance reasonably satisfactory to the Lender from any person retained by or for the benefit of the Borrowers relating to the management of the Equipment that any indebtedness incurred by such person for the benefit of the Equipment and any fees and expenses paid to such manager shall be subject and subordinate to the lien created by the Security Agreement;

         (q) deliver, or shall cause to be delivered, to the Lender at least two copies and as many additional copies as the Lender may reasonably require from time to time of, (i) its audited annual consolidated financial statements (including the balance sheet, income statement and statement of cash flows of PPSI), in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the same have been issued but in any case within one hundred twenty (120) days of the end of its fiscal year certified by a firm of nationally recognized public accountants or other auditors as may be acceptable to the Lender that the consolidated financial statements present fairly, in all material respects, the financial position of the Borrowers as of the date thereof, (ii) its quarterly consolidated financial statements (including the balance sheet, income statement and statement of cash flows of PPSI) in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the end of each financial quarter but in any case within forty-five (45) days of the end of its financial quarter, and, unless PPSI shall have filed a 10-Q Report for such quarter with the Securities and Exchange Commission, such statements shall include a certificate by the chief financial officer of PPSI that the consolidated financial statements present fairly, in all material respects, the financial position of the Borrowers as of the date thereof, (iii) such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the other Loan Documents, as may reasonably be requested by the Lender or generally made available to its other creditors, its shareholders or to any Governmental Agency; PROVIDED, HOWEVER, that all financial statements described in (i) and (ii) above shall have included the relevant information of all Borrowers;

         (r) maintain a consolidated Cash Flow Coverage Ratio of at least
1.5:1.0;

         (s) maintain, on a consolidated basis, Tangible Net Worth of at least USD 185,000,000.00;

         (t) maintain, on a consolidated basis, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.3:1.0; however, the ratio required by this subsection (t) will be increased to 1.5:1.0 if PPSI or one of its subsidiaries is successful in obtaining additional Lake Maracaibo contracts which are financed under terms and conditions substantially similar to the MNS Venezuelan Lake Maracaibo Barge Financings but which financings are not classified by the Lender as Limited Recourse Debt;

         (u) maintain all permits and certificates which are material and necessary under all applicable environmental, safety and public health laws and regulations applicable to the Borrowers and the Equipment, and all other laws and regulations affecting or relating to the Equipment;

         (v) deliver to the Lender, contemporaneously with the delivery to the Lender of the annual and quarterly financial statements specified in clause (r) above, its certificate (in form and substance satisfactory to the Lender), signed by its chief financial officer, (i) stating that such officer has reviewed the relevant terms of this Agreement, the other Loan Documents and all other agreements of the Borrowers which evidence indebtedness for borrowed money, lease or other financial obligations (the "Financial Obligation Agreements") and has made or caused to be made under his supervision, a review of the transactions and condition of the Borrowers during the relevant fiscal quarter or year, as the case may be, and that such review has not disclosed the existence during such period, nor does such officer have knowledge of the existence as at the date of such certificate, of any condition or event which constitutes an event of default under any of the Loan Documents or Financial Obligation Agreements, or which, after notice or lapse of time or both would constitute an event of default under any of the Loan Documents or Financial Obligation Agreements, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers have taken or proposes to take with respect thereto, (ii) setting forth in form and detail satisfactory to the Lender the calculations respecting compliance with the financial covenants of this Agreement, (iii) stating whether there has been any sale or other disposition of, loss of or material damage to Equipment with aggregate Fair Market Value of USD 300,000 or more, not previously reported to Lender in that fiscal year, (iv) listing all items of Equipment that have been removed from a jurisdiction in which a financing statement covering such Equipment in favor of the Lender has been filed, and (v) for purposes of the annual certificate only, attaching and certifying as true and correct a certificate evidencing the insurance in place with respect to the Equipment and its operation by the Borrowers; and

         (w) within sixty (60) days of the Closing Date affix, in a manner acceptable to the Lender, indelible identification marks to each item of Equipment as assigned by the appraiser referred to in Section 1.06(a)(ii) and as listed on Schedule 1 to the Security Agreement; such affixation to be confirmed to the Lender by such appraiser within such sixty (60) day period. The fees and expenses of such appraiser in connection with such confirmation shall be paid by the Borrowers.

                                   ARTICLE IV
                                Events of Default

         If any of the following events shall occur and be continuing, (each an "Event of Default"):

         A. the Borrowers shall fail to pay any principal of or interest on the Note, which failure shall continue for five Business Days after the date when due;

         B. any representation or warranty made by the Borrowers herein or made in any certificate or financial statement furnished to the Lender hereunder or under any of the Loan Documents shall prove to have been incorrect in any material respect;

         C. the Borrowers shall (i) fail to perform or observe any covenant contained in Section 3.02(j), (k), (l), (r), (s), or (t) above or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Article IV if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to the Borrowers by the Lender or a Responsible Officer's actual knowledge of such default;

         D. an event of default under any loan agreement, credit agreement, security agreement, guaranty agreement, lease agreement or other agreement now existing or hereafter entered into by any Borrowers shall not have been remedied within any stated grace periods during such time as USD 3,000,000 or more is outstanding under such agreement; provided, however, that Limited Recourse Debt shall not be taken into account in determining such cross defaults;

         E. any license, consent or approval of any governmental body or other regulatory authority required for the making and performance of this Agreement or any instrument contemplated hereby or thereby shall have been revoked, withdrawn, materially modified or withheld or shall otherwise fail to remain in full force and effect;

         F. any of the following events shall occur:

                  (i) any Borrower commences a voluntary case under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or

                  (ii) an involuntary case is commenced against a Borrower under the Bankruptcy Code and relief is ordered against the Borrowers or the petition is controverted but is not dismissed or stayed within sixty
         (60) days after the commencement of the case; or

                  (iii) a custodian (as defined in the Bankruptcy Code) or a similar official is appointed for, or takes charge of, all or substantially all of the property of a Borrower and such appointment is not terminated within sixty (60) days; or

                  (iv) a Borrower commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction relating to the Borrowers (whether now or hereafter in effect), or there is commenced against a Borrower any such proceeding which remains undismissed or unstayed for a period of sixty (60) days or a Borrower is adjudicated insolvent or bankrupt; or a Borrower fails to controvert in a timely manner any such case under the

         Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or

                  (v) a Borrower by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days; or

                  (vi) a Borrower makes a general assignment for the benefit of creditors; or

                  (vii) any corporate action is taken by a Borrower for the purpose of effecting any of the foregoing; or

         G. an order, judgment or decree shall be entered, without the application, approval or consent of a Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of a Borrower or seizure or attachment of all or a substantial part of the Borrowers' assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

         H. judgments or orders for the payment of monies in excess of USD 750,000 in aggregate shall be rendered against a Borrower, and such judgments or orders shall continue unsatisfied, unstayed or unbonded for a period of thirty
(30) days;

then the Lender may by written notice to the Borrowers (1) immediately terminate the commitment of the Lender hereunder; (2) declare the principal of, and interest accrued to the date of such declaration on, the Note together with all other amounts due hereunder or under any of the Loan Documents, to be forthwith due and payable, whereupon the same shall become forthwith due and payable (provided, however, no notice or declaration shall be required and such amounts shall be immediately due and payable upon the occurrence of an event described in Article IV(F) or (G) hereof) and (3) exercise any remedies to which the Lender may be entitled by any Loan Document or by applicable law.

                                    ARTICLE V
                                  Miscellaneous

         Section 5.01 NOTICES. All notices, requests and demands shall be in writing (including telecopier transmission) given to or made upon the respective parties hereto as follows:

         In the case of the Borrowers, at:

                  Pride Petroleum Services, Inc.
                  1500 City West Blvd., Suite 400
                  Houston, Texas 77042
                  Attention: Chief Financial Officer

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                  Telecopier: (713) 789-1430

         In the case of the Lender, at:

                  Heller Financial, Inc.
                  500 West Monroe Street, 16th Floor
                  Chicago, Illinois  60661

          Attention:    (a)  Vice President-Regional Credit Manager CEFD
                                            Central Region
                             Telecopier: (312) 441-7519

                        (b)  Legal Department
                             Tom Hirsh-Group General Counsel
                             Telecopier: (312) 441-7456

or in such other manner as any party hereto shall designate by written notice to the other parties hereto. All such notices shall be effective upon delivery or three (3) days after being deposited in the United States mail with postage prepaid certified, return receipt requested in a correctly addressed wrapper, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax during normal business hours, except that all notices, requests and demands to the Lender shall not be effective until received by the Lender. All notices, demands, requests, communications and other documents delivered hereunder or under the Loan Documents, unless submitted in the English language, shall be accompanied by certified English translation thereof.

         Section 5.02 AGENT FOR BORROWERS.

         (a) The Borrowers agree that PPSI shall be the true and lawful agent and attorney-in-fact of the Borrowers hereunder, and under the Note and Security Agreement, in connection with all of the rights, powers and duties of the Borrowers hereunder and under the Note and Security Agreement, including, without limitation, the giving or withholding and the receipt of consents and notices.

         (b) The Lender shall be entitled to and agree to treat any notice given or action taken by PPSI, acting in its capacity as agent, as a notice from or action by the Borrowers.

         Section 5.03 NO WAIVER. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         Section 5.04 APPLICABLE LAW AND JURISDICTION. (a) This Agreement and the Loan Documents provided for herein (including, but not limited to, the validity and enforceability hereof and thereof) shall be governed by, and construed in accordance with, the laws of the State of Illinois, other than conflict of laws rules thereof. Any legal action or proceeding against the Borrowers with respect

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to this Agreement or any Loan Document may be brought in the courts of the State of Illinois, the U.S. Federal Courts in such state, sitting in Cook County, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and the Borrowers hereby irrevocably accept the jurisdiction of such courts for the purpose of any action or proceeding. The Borrowers irrevocably consent to the service of process out of said courts by the mailing thereof by the Lender by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section 5.01. The Borrowers agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.04 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrowers or their respective properties in the courts of any other jurisdiction. To the extent that the Borrowers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either themselves or their property, the Borrowers hereby irrevocably waive such immunity in respect of its obligations under this Agreement and the other Loan Documents. The Borrowers hereby irrevocably waives any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document brought in a Court of the State of Illinois, Cook County or the U.S. District Court for the Northern District of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) THE LENDER AND THE BORROWERS IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 5.05 SEVERABILITY. In the event that any provision of this Agreement is held to be void or unenforceable in any jurisdiction, all other provisions shall remain unaffected and be enforceable in accordance with their terms in such jurisdiction, and all provisions of this Agreement shall remain unaffected and shall be enforceable in accordance with their terms in all other jurisdictions.

         Section 5.06 AMENDMENT. Neither this Agreement nor any provision hereof, including without limitation this Section 5.06, may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is, sought. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lender.

         Section 5.07 ASSIGNMENT AND PARTICIPATION. The Lender shall have the right, provided it complies with all applicable state and federal securities laws, to assign or grant participations in all or any portion of the Loan outstanding under this Agreement or the Note to any affiliate of the

                                       23

Lender or to any foreign, federal or state banking institution, savings and loan institution or finance company upon thirty (30) days written notice to the Borrowers of such assignment or participation.

         Section 5.08 COSTS, EXPENSES AND TAXES. The Borrowers agree to pay on demand all reasonable fees, costs and expenses in connection (i) with the preparation, execution, delivery, administration, amendment and enforcement of this Agreement, the Note, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection reports required hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender, and any special counsel associated with them and the filing of any document or instrument in connection with any of the foregoing, (ii) with respect to reasonable fees and out of pocket expenses of counsel for advising the Lender as to their rights and responsibilities under this Agreement and the transactions contemplated thereby after an Event of Default or an event which, with the giving of notice or lapse of time, or both, shall have occurred, and (iii) with any filing or recording of any document or instrument. In addition, the Borrowers shall pay any and all stamp and other taxes (including, without limitation penalties and interest assessed thereon) other than Excluded Taxes payable or determined to be payable in connection with the execution, delivery or performance of this Agreement and the Loan Documents and any other documents to be delivered hereunder and thereunder and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         Section 5.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

         Section 5.10 SECTION HEADINGS. The headings of the various Sections and subsections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 5.11 ENTIRE AGREEMENT. THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


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  IN WITNESS WHEREOF, the parties have executed this Agreement as of April 30,
1996.

                                  PRIDE PETROLEUM SERVICES, INC.


                                       By:     /s/    JAMES BYERLOTZER
                                               Name:  James Byerlotzer
                                               Title: Vice President

                                  PRIDE PETROLEUM SERVICES OF CALIFORNIA, INC.

                                       By:     /s/    JAMES BYERLOTZER
                                               Name:  James Byerlotzer
                                               Title: President

                                  PRIDE PETROLEUM SERVICES OF LOUISIANA, INC.


                                       By:     /s/   JAMES BYERLOTZER
                                               Name:  James Byerlotzer
                                               Title: President

                                  HELLER FINANCIAL, INC.


                                       By:     /s/    WALTER R. SCHULTZ
                                               Name:  Walter R. Schoultz
                                               Title: Vice President

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